Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of March 31, 2015, among PACIFIC ETHANOL, INC., a Delaware corporation (“Parent”), AVR MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS:

A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of December 30, 2014 (the “Agreement”). Capitalized terms not defined herein shall have the meanings attributed to them in the Agreement.

B. The Parties desire to amend the Agreement to (i) specify that the Company Stockholders’ Meeting would occur as promptly as practicable after the declaration of effectiveness of the Registration Statement rather than within forty-five days after the declaration of effectiveness of the Registration Statement as set forth in Section 6.7(a) of the Agreement; (ii) remove the requirement contained in Section 7.1(f) of the Agreement that the VWAP per share of Parent Voting Common Stock, as reported on NASDAQ for the twenty (20) Trading Days immediately preceding the Closing Date, equals or exceeds $10.00; (iii) provide that Parent will identify individuals to be party to employment agreements pursuant to Section 7.2(f) of the Agreement and provide such individuals the principal terms of employment, in each case, as promptly as practicable following the date hereof but no later than on or prior to May 1, 2015; and (iv) specify that the condition in Section 7.2(k) of the Agreement shall be deemed to have been satisfied without any further action if Parent has not provided notice to the Company within 20 days after receipt of the current and valid Phase I environmental site assessment for the Company’s production facility in Pekin, Illinois, that the cost of remediation of the Company’s production facility in Pekin, Illinois would in the reasonable determination of Parent be expected to exceed $3,300,000 in the aggregate.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment. The Parties hereby amend the Agreement as follows:

(a) The first sentence of Section 6.7(a) of the Agreement is hereby amended by deleting such sentence in its entirety and inserting in its place the following

“The Company, acting through the Company Board, shall take all actions in accordance with the DGCL, the Company Certificate or Company Bylaws or similar governing documents of the Company and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Company Stockholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal.”

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(b) Section 7.1(f) of the Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“(f) [INTENTIONALLY OMITTED.]”

(c) Section 7.2(f) of the Agreement is hereby amended by deleting such sentence in its entirety and inserting in its place the following:

“(f) Employment Agreements. The execution and delivery by those individuals identified by Parent in writing as promptly as practicable following the date hereof but no later than on or prior to May 1, 2015 of employment agreements between such individuals and Parent, in each case in a form substantially similar to the form of employment agreements entered into between Parent and its employees holding similar positions. The delivery of the written notification to each such individuals shall contain the principal terms of employment including title, duties, compensation and term.”

(d) Section 7.2(k) of the Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

“(k) Phase I Environmental Site Assessment. Parent shall have received a current and valid Phase I environmental site assessment, performed in accordance with the applicable technical standard, along with a reliance letter if applicable, for the Company’s production facility in Pekin, Illinois, and such assessment shall not reveal any condition(s) (except any condition(s) that would be reasonably apparent to a reasonable Person under Parent’s circumstances from the information disclosed to Parent in the Company’s Disclosure Schedules or in the Dataroom on or prior to December 21, 2014, including from any previous Phase I environmental site assessments performed on the Company’s production facility in Pekin, Illinois disclosed to Parent in the Dataroom on or prior to such date), that would reasonably be expected to give rise to a cost of remediation exceeding $3,300,000 in the aggregate (including the aforementioned reasonably apparent condition(s)) for the Company’s production facility in Pekin, Illinois; provided, that the condition in this Section 7.2(k) shall be deemed to have been satisfied without any further action if Parent has not provided notice to the Company within 20 days after receipt of the current and valid Phase I environmental site assessment for the Company’s production facility in Pekin, Illinois, that the cost of remediation of the Company’s production facility in Pekin, Illinois would in the reasonable determination of Parent be expected to exceed $3,300,000 in the aggregate (the “Remediation Notice”). If Parent timely provides the Remediation Notice, but without, however, affecting the satisfaction of the foregoing condition to Closing, the Parties will negotiate in good faith to develop a remediation plan that is mutually acceptable to the Parties.”

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2. No Other Amendments. Except as otherwise provided in this Amendment, no other amendments to the Agreement (including the Schedules or Exhibits thereto) are hereby made or intended, and the Agreement remains in full force and effect and legally binding on the Parties. This Amendment may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows.)

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PACIFIC ETHANOL, INC.

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: President & Chief Executive Officer

AVR MERGER SUB, INC.

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: President & Chief Executive Officer

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By: /s/ Mark Beemer
Name: Mark Beemer
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

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